FOR IMMEDIATE RELEASE	Contact:	Pete Buzy Chief Financial Officer (410) 740-0081

MARTEK COMPLETES ACQUISITION OF OMEGATECH

COLUMBIA, MD — April 25, 2002: Martek Biosciences Corporation (NASDAQ:MATK) announced that it has completed its planned acquisition of OmegaTech, Inc., an algal DHA producer, in a stock-for-stock transaction effective today, whereby OmegaTech became a wholly owned subsidiary of Martek Biosciences Corporation (“Martek”). Following the merger, OmegaTech changed its name to Martek Biosciences Boulder Corporation, which will continue to operate from OmegaTech’s former headquarters in Boulder, Colorado.

“As we stated at the time of our initial announcement in March, this acquisition is a great opportunity for both companies” stated Henry Linsert Jr., Chief Executive Officer of Martek. “The combined intellectual property, technology and experience of the two companies position Martek as a leading provider of DHA for infants, children and adults.”

OmegaTech’s President and CEO, Mark Braman, stated, “The OmegaTech team looks forward to capitalizing on the new commercial opportunities that result from this merger.”

The purchase price of the acquisition was approximately 1.8 million shares of Martek common stock with a current market value of approximately $50 million. An additional maximum amount of 1.4 million shares having a current market value of approximately $40 million will be payable over the next two years if four milestones are met. Two milestones are tied to sales and gross profit margin objectives, and two relate to regulatory and labeling approvals.

Four OmegaTech executives have become Martek officers. Mark Braman has been named Executive Vice-President of Martek; Dr. James Flatt has been named Sr. Vice-President of Research and Development; Robert Driver has been named Vice President of Manufacturing; and Robert Di Scipio has been named Vice President and Associate General Counsel of Martek. One OmegaTech director, Robert Flanagan, has joined Martek’s Board of Directors.

Martek Biosciences Corporation develops, manufactures and sells products from microalgae. The Company’s products include: (1) specialty, nutritional oils for infant formula; (2) nutritional supplements and food ingredients that may play a beneficial role in promoting mental and cardiovascular health, and in the development of the eyes and central nervous system in newborns; and (3) new, powerful fluorescent markers for diagnostics, rapid miniaturized screening, and gene and protein detection.

This press release contains forward-looking statements regarding the commercialization of Martek’s and OmegaTech’s products. Such statements involve risks and uncertainties that could cause future actual results to differ due to a variety of risk factors, including without limitation those factors set forth in Martek’s filings with the Securities and Exchange Commission.